EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2006, accompanying the consolidated financial statements and schedule II of Stellent, Inc. and subsidiaries, and management’s assessment of the effectiveness of internal control over financial reporting. Both reports are included in the annual report of Stellent, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Stellent, Inc. and subsidiaries on Form S-8 (File No. 333-11489, No. 333-66451, No. 333-90843, No. 333-47228, No. 333-47216, No. 333-47214, No. 333-69080, No. 333-75828, No. 333-102130, No. 333-116148, No. 333-116000, No. 333-118544 and No. 333-129117) and Form S-3 (No. 333-66094).

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
June 12, 2006